Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS REVENUE OF $1.6 MILLION

FOR SECOND QUARTER 2016

Richardson, Texas – August 8, 2016 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2016.

Intrusion’s net loss was $387 thousand in the second quarter 2016, compared to net loss of $4 thousand in the second quarter 2015 and $544 thousand in the first quarter 2016.

Revenue for the second quarter 2016 was $1.6 million compared to $2.1 million in the second quarter 2015 and $1.5 million in the first quarter 2016.

Gross profit margin increased to 67 percent of revenue in the second quarter of 2016 compared to 62 percent in the second quarter 2015 and 64 percent in the first quarter 2016.

Intrusion’s second quarter 2016 operating expenses were $1.4 million compared to $1.3 million in the second quarter 2015 and $1.5 million in the first quarter 2016.

As of June 30, 2016, Intrusion reported cash and cash equivalents of $0.6 million, a working capital deficiency of $1.0 million and debt of $2.3 million.

“Net loss decreased 29 percent with revenue increasing 5 percent in the second quarter 2016 from the first quarter of 2016. Our goal is to increase revenue sequentially each quarter. In addition, gross profit as a percent of revenue was 67 percent in the second quarter, exceeding our goal of 65 percent. Our top priority continues to be the increase of TraceCop revenue at a higher rate than we experienced in the second quarter,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion

Second Quarter 2016 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 15, 2016 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 62857262. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Second Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$566	$102
Accounts receivable	559	580
Inventories, net	53	45
Prepaid expenses	56	69
Total current assets	1,234	796

Property and equipment, net	367	486
Other assets	41	43
TOTAL ASSETS	$1,642	$1,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$912	$840
Dividends payable	231	160
Obligations under capital lease, current portion	160	197
Deferred revenue	965	386
Total current liabilities	2,268	1,583

Loan payable to officer	2,055	1,530
Obligations under capital lease, noncurrent portion	77	139

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200
Liquidation preference of $1,088 in 2016 and $1,063 in 2015	707	707
Series 2 shares issued and outstanding – 460
Liquidation preference of $1,241 in 2016 and $1,212 in 2015	724	724
Series 3 shares issued and outstanding – 289
Liquidation preference of $681 in 2016 and $665 in 2015	412	412
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,758 in 2016 and 12,622 in 2015
Outstanding shares – 12,748 in 2016 and 12,612 in 2015	127	126
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,619	56,520
Accumulated deficit	(60,878)	(59,947)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(2,758)	(1,927)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,642	$1,325

Intrusion

Second Quarter 2016 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$1,587	$2,069	$3,098	$3,784
Cost of revenue	528	782	1,067	1,414

Gross profit	1,059	1,287	2,031	2,370

Operating expenses:
Sales and marketing	419	444	847	942
Research and development	670	511	1,400	1,049
General and administrative	322	310	649	641

Operating income (loss)	(352)	22	(865)	(262)

Interest expense, net	(35)	(26)	(66)	(52)

Income (loss) before income taxes	(387)	(4)	(931)	(314)

Income tax provision	—	—	—	—

Net income (loss)	$(387)	$(4)	$(931)	$(314)

Preferred stock dividends accrued	(35)	(35)	(69)	(69)
Net income (loss) attributable to common stockholders	$(422)	$(39)	$(1,000)	$(383)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$0.00	$(0.08)	$(0.03)
Diluted	$0.03	$0.00	$(0.08)	$(0.03)

Weighted average common shares outstanding:
Basic	12,748	12,612	12,726	12,584
Diluted	12,748	12,612	12,726	12,584